News Release

Contact:	Media Relations: Ferda Millan 408-601-5429 Ferda.Millan@maximintegrated.com	Investor Relations: Kathy Ta 408-601-5697 Kathy.Ta@maximintegrated.com

MaryAnn Wright and Tracy Accardi Elected to Maxim’s Board of Directors

San Jose, CA - August 18, 2016 - Maxim Integrated Products, Inc. (NASDAQ: MXIM) today announced it has elected MaryAnn Wright and Tracy Accardi to its Board of Directors, effective immediately. With these two appointments, the size of Maxim’s Board increased from seven to nine directors.

“We are pleased to welcome MaryAnn and Tracy to the Board,” said Bill Sullivan, Chairman of Maxim’s Board of Directors. “They bring a wealth of senior leadership experience and insights to Maxim in technology and product development, particularly in two important end market verticals for the Company: Automotive and Healthcare. We look forward to their contributions as we continue to execute on our growth initiatives.”

Ms. Wright serves as Group Vice President, Technology and Industry Relations at Johnson Controls. During her 9-year tenure with the company, she has served in several leadership roles focused on R&D, engineering and product development. Before joining Johnson Controls, Ms. Wright was Executive Vice President of Engineering, Product Development, Commercial and Program Management at Collins & Aikman Corporation from 2006 to 2007. Prior to that, she served in several executive management positions at Ford Motor Company during her tenure from 1988 to 2005. Ms. Wright has served as a director of Group 1 Automotive, Inc. since 2014. She received a Master of Science in Engineering from the University of Michigan, her Master of Business Administration from Wayne State University and a Bachelor of Arts in International Studies and Economics from the University of Michigan.

Ms. Accardi has served as Vice President of Global Research and Development, Breast and Skeletal Health Solutions at Hologic since 2014, where she leads development of screening, diagnostic and biopsy systems for the detection and treatment of breast cancer. Previously, Ms. Accardi was Chief Technology Officer at Omniguide Surgical from 2012 to 2014, and Executive Consultant at Mednest Consulting from 2011 to 2012, after having held senior research and development positions at Covidien from 2007 to 2011, Johnson & Johnson Company from 2003 to 2007, and Philips Medical Systems from 2001 to 2003. In prior experience, she served in various managerial roles in Corporate Research and Development, Healthcare and Aerospace at General Electric from 1981 to 2001. She received a Master of Science in Mechanical Engineering from Rensselaer Polytechnic Institute and a Bachelor of Science in Mechanical Engineering from Carnegie Mellon University.

About Maxim Integrated
Maxim develops innovative analog ICs for the automotive, industrial, healthcare, mobile consumer, and cloud data center markets. We make technology smaller, smarter, more secure and energy efficient, so that our customers can meet the demands of an integrated world. Learn more at http://www.maximintegrated.com.